ANSLOW & JACLIN, LLP	RICHARD I. ANSLOW
Counselors at Law	EMAIL: RANSLOW@ANSLOWLAW.COM

GREGG E. JACLIN
EMAIL: GJACLIN@ANSLOWLAW.COM

September 18, 2006

Combined Opinion and Consent

AVVAA World Health Care Products, Inc.

3018 Schaeffer Road

Falkland, British Columbia V0E 1W0

Gentlemen:

You have requested our opinion, as counsel for AVVAA World Health Care Products, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 200,000,000 shares of common stock issuable in connection with the conversion of promissory notes; 40,000,000 shares of common stock issuable in connection with the exercise of warrants; 41,510,271 shares of common stock issuable in connection with the conversion of promissory notes and of liquidated damages pursuant to promissory notes; and 10,000,000 shares of common stock issuable in connection with a consulting agreement, all such shares sold by enumerated selling shareholders.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that, of the shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders: 200,000,000 and 41,510,271 shares underlying the convertible notes will be duly authorized and legally issued, fully paid and non-assessable when the notes are converted and the underlying shares are issued; 40,000,000 shares underlying the warrants will be duly authorized and legally issued, fully paid and non-assessable when the warrants are exercised and the underlying shares are issued; and 10,000,000 shares underlying the consulting agreement will be duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726

Tel: (732) 409-1212 Fax: (732) 577-1188